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                                                                      EXHIBIT 99
                     AMP INCORPORATED, M/A-COM CLOSE MERGER

Harrisburg, PA, June 30, 1995 -- Shareholders of M/A-COM, Inc. today approved a merger proposal with AMP Incorporated, the world's leading supplier of electrical and electronic components and systems. The vote took place at a special meeting of M/A-COM shareholders in Lowell, MA. Thereafter the merger was completed.

      The merger was approved as an exchange of stock, with M/A-COM shareholders receiving .280 AMP common shares for each M/A-COM share. As of the record date of May 19, there were 26,715,355 shares of M/A-COM common stock outstanding. The exchange is structured as a tax-free reorganization for federal income tax purposes and as a pooling of interests for accounting purposes.

      M/A-COM and AMP announced a definitive merger agreement on March 10, 1995. On a pro forma basis the combined sales of both companies in 1994 was approximately $4.4 billion.

      The Lowell, MA-Based M/A-COM, a supplier of high performance interconnection components for wireless applications, is retaining its name as a wholly-owned subsidiary of AMP under the company's newly formed AMP Global Wireless Products Group.

      Richard P. Clark, a member of AMP's mergers and acquisitions team, has been named divisional vice president of the wireless products group and president and chief executive officer of M/A-COM, effective immediately. He reports to AMP CEO William Hudson.

      At the shareholder meeting former M/A-COM Chairman, President and Chief Executive Officer Dr. Thomas Vanderslice announced his resignation from the company.

      The merger is designed to enhance AMP's presence in the high-growth market for advanced wireless communications and to provide a full range of complementary products and services to the wireless industry.
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  "We welcome the addition of M/A-COM talent and technology to AMP," said
William J. Hudson, chief executive officer and president of AMP. "With the number of emerging wireless applications and technologies there are tremendous opportunities for growth. The merger speeds our ability to offer a full range of products in this high-growth market."

      For the second quarter ended April 1, 1995, M/A-COM reported $93 million sales and 2 cents/share earnings. AMP reported for its first quarter ended March 31, 1995 record sales of $1.2 billion and record earning of 50 cents. Second quarter sales are projected to be up 25 percent to a new high of $1.25 billion from $1 billion a year ago. Earnings are anticipated to be up over 20 percent to 55 cents from 46 cents a year ago. For the entire year for both companies analyst consensus earnings estimates are in the $2.10-$2.20/share range on sales over $5 billion.

      M/A-COM serves major equipment manufacturers in the wireless, microwave and radio frequency arenas. Product lines include discrete semiconductors, integrated circuits, multi-function assemblies, cables, connectors and antennas. M/A-COM's customer base is a subset of the same customers that AMP serves with interconnect solutions worldwide, Hudson said.

      Harrisburg, Pa.-based AMP serves customers in a variety of industries including automotive, consumer goods, networking and telecommunications. With more than 31,000 employees in 38 countries, AMP in 1994 recorded sales of more than $4 billion. AMP common stock is traded on the New York Stock Exchange under the symbol "AMP".

                              M/A-COM/AMP MERGER:
                      HIGH TECH, HIGH GROWTH, HIGH PROFIT

Harrisburg, PA, June 30, 1995 -- The addition of M/A-COM Inc. will significantly advance the capabilities of AMP Incorporated, the world's leading supplier of electronic connectors and interconnection systems, in the fast-growing area of advanced wireless communications, the head of AMP Incorporated said today following the closing of the merger.

      William J. Hudson, chief executive officer and president of AMP, said that AMP will accelerate its efforts in the wireless
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equipment arena. "Consistent with our long-term strategies, M/A-COM will help us broaden our product offerings to serve a wide base of the global wireless market," explained Hudson.

      Prior to the acquisition, M/A-COM was the world's largest independent designer and manufacturer of RF, microwave and millimeter wave semiconductors, components and subsystems. It manufactures parts for cellular phones, base stations and handheld bar-code scanners, semiconductors, antennas, integrated circuits and products for microwave -- and counts among its customers most of the world's leading telecommunications suppliers.

      "The potential for growth is what drew AMP to M/A-COM," Hudson said. "We want a high-tech, high-growth investment that's growing faster than the connector market. The wireless market will grow enormously this year -- and the possibilities with emerging wireless technologies are tremendous.

      "Increasingly AMP is by design an interconnection systems and solutions provider as well as a parts manufacturer. We're a major participant in building infrastructure for many industries. M/A-COM will be a valuable asset in AMP's communications market, enabling us to offer our customers coaxial as well as fiber, wired as well as wireless," he explained.

      Richard P. Clark, a 25-year AMP veteran, has been appointed chief executive officer at M/A-COM. He heads AMP's newly formed Global Wireless Products Group. "We want to become the world's leading edge wireless supplier. With AMP's resources and M/A-COM's technology, we will meet our goal," Clark said.

      Clark pointed out that M/A-COM's microelectronics division is a world-class operation in both engineering and manufacturing. "In addition, the combination of M/A-COM's antenna and cable offerings with AMP's extensive terminal and connector product lines will be a boon to customers seeking broader interconnect solutions," he added.
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                 CLARK APPOINTED PRESIDENT AND CEO OF M/A-COM

Harrisburg, PA, June 30, 1995 -- A key member of the mergers and acquisitions team at AMP incorporated has been named president and chief executive officer of M/A-COM Inc., effective immediately.

      Richard P. Clark was concurrently named divisional vice president to head the AMP Global Wireless Products Group, the newly formed business unit that manages the M/A-COM subsidiary operation.

      AMP Incorporated and M/A-COM today announced the closing of a definitive agreement to merge the two companies after M/A-COM shareholders voted to approve the merger at a special meeting in Lowell, MA.

      Clark, the former associate director of corporate development, joined AMP in 1970 and held a number of management positions in development engineering and connector products. In the late 1980s he served as director of operations and as director of engineering for AMP's Federal Systems Group.

      In addition, Clark serves as a director of AMP equity companies Broadband Technologies, Inc. (BBTK) and ADFlex Solutions, Inc. (AFLX). He earned a bachelor's degree in electrical engineering at the University of Pittsburgh.